Exhibit 10.41

PAYDOWN AMENDMENT TO INVENTORY FINANCING AGREEMENT

This Amendment is made to that certain Inventory Financing Agreement entered into by and between RED RIVER COMPUTER CO., INC. (“Dealer”) and GE Commercial Distribution Finance Corporation (“CDF”) on March 23, 2010, as amended (“Agreement”).

FOR VALUE RECEIVED, Dealer and CDF agree to amend the Agreement to provide as follows (capitalized terms shall have the same meaning as defined in the Agreement unless otherwise indicated):

Dealer will forward to CDF within 10 days of CDF’s request a Collateral Report (as defined below) dated as of the last day of the prior month. Regardless of the SPP terms pertaining to any Collateral financed by CDF and notwithstanding any scheduled payments made by Dealer after the Determination Date (as defined below) or anything contained in the Agreement to the contrary, if CDF determines, after reviewing the Collateral Report, after conducting an inspection of the Collateral or otherwise, that (i) the total current outstanding indebtedness owed by Dealer to CDF as of the date of the Collateral Report, inspection or any other date on which a paydown is otherwise required hereunder as applicable (the “Determination Date”), exceeds (ii) the Collateral Liquidation Value (as defined below) as of the Determination Date, Dealer will immediately upon demand pay CDF the difference between (i) Dealer’s total current outstanding indebtedness owed to CDF as of the Determination Date, and (ii) the Collateral Liquidation Value as of the Determination Date.

The term “Collateral Report” is defined herein to mean a report compiled by Dealer specifying the following information: (a) the total aggregate wholesale invoice price of all of Dealer’s inventory financed by CDF that is unsold and in Dealer’s possession and control as of the date of such Report; and (b) the total outstanding balance owed to Dealer on Dealer’s Eligible Accounts (as defined below) as of the date of such Report: in each case to the extent CDF has a first priority, fully perfected security interest therein. CDF may, without notice to Dealer and at any time or times hereafter, verify the validity, amount or any other matter relating to any account by mail, telephone, or other means, in the name of Dealer or CDF.

The term “Eligible Accounts” is defined herein to include all of Dealer’s accounts receivable except for: (a) accounts created from the sale of goods and services on non-standard terms and/or that allow for payment to be made more than thirty (30) days from the date of sale; (b) accounts unpaid more than ninety (90) days from date of invoice; (c) all accounts of any if obligor with fifty percent (50%) or more of the outstanding balance unpaid for more than ninety (90) days from the date of invoice; (d) accounts which the obligor is an officer, director, shareholder, partner, member, owner, employee, agent, parent, subsidiary, affiliate of, or is related or has common stockholders, officers, directors, owners, partners or members; (e) consignment sales; (f) accounts for which the payment is or may be conditional; (g) accounts for which the obligor is not a commercial or institutional entity or is not a resident of the United States or Canada; (h) accounts with respect to which any warranty or representation provided herein is not true and correct; (i) accounts which represent goods or services purchased for a personal, family or household purpose; (j) accounts which

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represent goods used for demonstration purposes or loaned by Dealer to another party; (k) accounts which are progress payment, barter or contra accounts; (l) accounts which are discounts, rebates, bonuses or credits for returned goods owed to Dealer by any third party; (m) accounts which are being financed by CDF pursuant to a Business Financing Agreement or other comparable document between Dealer and CDF; and (n) any and all other accounts which CDF deems to be ineligible. CDF may, without notice to Dealer and at any time or times hereafter, verify the validity, amount or any other matter relating to any account by mail, telephone, or other means, in the name of Dealer or CDF.

The term “Collateral Liquidation Value” is defined herein to mean: (i) one hundred percent (100%) of the total aggregate wholesale invoice price of all of Dealer’s inventory financed by CDF that is unsold and in Dealer’s possession and control; and (ii) seventy-five percent (75%) of the total outstanding balance of Dealer’s Eligible Accounts: in each case as of the date of the Collateral Report and to the extent CDF has a first priority, fully perfected security interest therein.

If Dealer from time to time is required to make immediate payment to CDF of any past due obligation discovered during any Collateral review, upon review of a Collateral Report or at any other time, Dealer agrees that acceptance of such payment by CDF shall not be construed to have waived or amended the terms of its financing program.

Dealer waives notice of CDF’s acceptance of this Amendment.

All other terms as they appear in the Agreement, to the extent consistent with the foregoing, are ratified and remain unchanged and remain unchanged and in full force and effect.

IN WITNESS WHEREOF, Dealer and CDF have executed this Paydown Amendment to Inventory Financing Agreement this 23rd March 2010.

RED RIVER COMPUTER CO., INC.

By:	/s/ Richard Boldue
Richard Boldue
Chief Executive Officer

GE COMMERCIAL DISTRIBUTION FINANCE CORPORATION

By:	/s/ Christopher J. Wohlert
Christopher J. Wohlert
Portfolio Management Director

66231 (02/10) Approved by 04: 2/18/10	2